EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is entered into as of the 1st day of July, 1998 between GOLFGEAR INTERNATIONAL, INC., a Nevada corporation (the "Corporation"), and DONALD A. ANDERSON
("Employee").

WHEREAS, the Board of Directors of the Corporation believes that the continuation of the services of Employee as Chief
Executive Officer and President of the Corporation would be of great value to the Corporation, and the Corporation is desirous of retaining Employee's services for an additional number of years as set forth in this Agreement; and

WHEREAS, Employee is willing to accept such continued employment by the Corporation upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained and of the mutual benefits herein provided, the Corporation and Employee hereby agree as follows:

                          TERM OF EMPLOYMENT

1.01  Specified Period.  The Corporation hereby employs
Employee and Employee hereby accepts employment with the Corporation for a further period of five (5) years, beginning on July 1, 1998 and ending on June 30, 2003.

1.02 Automatic Renewal. This Agreement shall be renewed automatically for succeeding terms of one (1) year each on the same terms and conditions unless either party gives notice to the other at least ninety (90) days prior to the expiration of any term of his or its intention not to renew this Agreement.

                 DUTIES AND OBLIGATIONS OF EMPLOYEE

2.01  General Duties.  Employee shall serve as the Chief
Executive Officer and President of the Corporation, and in such capacity he shall continue to be responsible for the same services and acts as he has been in the past, subject at all times to the policies set by the Corporation's Board of Directors.

2.02 Devotion to Corporation's Business. Employee shall devote substantially all of his working time and energy to the interest and business of the Corporation, and shall, to the best of his skill and ability, use his best efforts and endeavors to promote the business of the Corporation and protect its goodwill, both as now enjoyed and hereafter acquired. So long as no material detraction from the above services occurs, Employee may from time to time, as is reasonable, devote time to personal investments and projects, and to charitable and other community activities.

2.03 Competitive Activities. During the term of this Agreement Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in my manner whatsoever with the business of the Corporation.

2.04  Trade Secrets.

(a) The parties acknowledge and agree that during the term of this Agreement and in the course of discharge of his duties hereunder, Employee shall have access to and become acquainted with information concerning the operation and processes of the Corporation, including, without limitation, financial, sales marketing and personnel information that is owned by the Corporation and regularly used in the operation of its business, and that such information constitutes the Corporation's trade secrets.

(b) Employee specifically agrees that he shall not misuse, misappropriate, or disclose any such trade secrets, directly or indirectly, to any other person or use them in any way, either during the term of this Agreement or at any time thereafter, except as is required in the course of his employment hereunder.

(c) Employee further agrees that all files, records, documents equipment and similar materials relating to the Corporation's business, whether prepared by Employee or others, are and shall remain exclusively the property of the Corporation, and upon termination of this Agreement for any reason all such items then in Employee's possession shall be returned to the Corporation.

                  OBLIGATIONS OF THE CORPORATION

3.01 General. The Corporation shall provide Employee with the compensation, benefits and business expense reimbursements specified elsewhere in this Agreement, and with a private office, secretarial help, office equipment and other facilities and services suitable to Employee's position and adequate for the performance of his duties.

3.02 Indemnification. The Corporation shall, and hereby does, indemnify Employee for all losses sustained by Employee in direct consequence of the discharge of his duties on the Corporation's behalf. Such indemnification includes the duty to defend Employee against any actions or claims that may be asserted against him by reason of or related to his discharge of such duties.

3.03 Reorganization. The Corporation shall not merge or consolidate with any other corporation until such corporation expressly assumes the duties and obligations of the Corporation herein set forth.

                      COMPENSATION OF EMPLOYEE

4.01  Annual Salary.

(a) As compensation for the services to be performed hereunder, Employee shall receive a salary at the rate of $90,000.00 per annum, payable not less than once per month during the term of employment.

(b) Employee shall receive annual increases in salary of not less than ten percent (10%) and further increases as may be determined by the Corporation's Board of Directors in its sole discretion at its annual meeting or at any specially called meeting.

4.02 Additional Compensation. In addition to the fixed salary enumerated above, the Corporation will pay Employee a sum equal to five percent (5%) of the net earnings of the Corporation for each fiscal year (provided, however, such additional compensation for any fiscal year will not exceed $200,000). "Net earnings" for purposes of this paragraph will mean gross income (not including non-recurring capital gains not arising in the ordinary course of business) less expenses deducted from such sum in accordance with generally accepted accounting principles to arrive at net income except for the following items, which will not be deducted to arrive at this figure: (1) all federal, state and local taxes, (2) depreciation, (3) profit participations, (4) non-recurring capital expenditures not arising in the ordinary course of business, (5) write-offs, and (6) capital reserves.

The computation of net earnings and Employee's additional compensation payable under this clause will be calculated by the Corporation's independent auditors or such other independent accounting firm as the Corporation may designate. The calculation will be completed on or before 90 days after the end of the fiscal year. Such calculation is final and binding on both parties. The Corporation will thereafter promptly send, or cause to be sent, a copy of such calculation to Employee, and will pay the sum stated in such calculation on or before 30 days after the close of the applicable year.

4.03 Death Benefit. Should Employee die during the term of this Agreement, the Agreement shall terminate as of the last day of the month of his death. Corporation shall pay to his legal representatives, or to his surviving widow (provided that Employee has so instructed Corporation in writing prior to his death) the fixed salary specified in Item 4.01(a) above herein for six (6) months following his death. This amount shall be paid either in a lump sum or in equal monthly payments, as the Board of Directors shall determine.

4.04 Tax Withholding. The Corporation shall have the right to deduct or withhold from the compensation due to Employee under Item 4.01 above any and all sums required for federal income and Social Security taxes and all state or local taxes now applicable or that may be enacted and become applicable in the future. No withholdings shall be made from the consulting fee described in Item 4.02 above since Employee, at that time, shall be acting as an independent contractor.

                         EMPLOYEE BENEFITS

5.01 Annual Vacation. Employee shall be entitled to twenty-one (21) days vacation time each year without loss of compensation. In the event that Employee is unable for any reason to take the total amount of vacation time authorized herein during any year, he may accrue up to eleven (11) days and add it to vacation time for any following year.

5.02 Illness. Employee shall be entitled to seven (7) days per year as sick leave with full pay. Any unused sick leave at the end of any year shall be paid to Employee as compensation on a per diem basis.

5.03 Medical Coverage. The Corporation agrees to include Employee in the coverage of its medical insurance, including, if applicable, dental insurance, and to pay all premiums for such coverage of Employee.

                         BUSINESS EXPENSES

6.01 Automobile Expenses. The Corporation shall promptly reimburse Employee for all expenses incurred by Employee with respect to the use by Employee of his personal automobile in connection with the business of the Corporation, including, without limitation, gasoline costs, insurance premiums and expenses of maintenance and repair, but in no event shall such reimbursable expenses exceed $750 per month.

6.02 Other Business Expenses. the Corporation shall promptly reimburse Employee for all other reasonable business expenses incurred by Employee in connection with the business of the Corporation, including, without limitation, travel, gifts and entertainment expenses. As an alternative to the reimbursement of such expenses, the Corporation may furnish Employee with credit cards issued in the name of the Corporation for use by Employee for direct payment of such authorized business expenses.

                    TERMINATION OF EMPLOYMENT

7.01  Termination for Cause.

(a) The Corporation reserves the right to terminate this Agreement by written notice to Employee if Employee willfully breaches or habitually neglects the duties which he is required to perform under the terms of this Agreement; or commits such acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude as would prevent the effective performance of his duties.

(b) The notice of termination required by Item 7.01(a) above shall specify the ground for the termination and shall be supported by a statement of all relevant facts. Termination under this
Item 7.01 shall be considered "for cause" for the purposes of this Agreement.

7.02  Termination Without Cause.

(a)  This Agreement shall be terminated on the death of Employee.

(b) The Corporation reserves the right to terminate this Agreement within ninety (90) days after Employee suffers any physical or mental disability that would prevent the performance of his duties under this Agreement. Such a termination shall be effected by giving ten (10) days written notice of termination to Employee.

                        GENERAL PROVISIONS

8.01 Notices. Any notices to be given hereunder by any party to another party shall be in writing and may be transmitted by personal delivery or by certified mail return receipt requested. Mailed notices shall be addressed to a party at the address appearing below such party's signature, but a party may change that address by written notice in accordance with this Item. Notices delivered personally shall be deemed communicated on the date of receipt; mailed notices shall be deemed communicated on the second day after the date of mailing.

8.02 Attorneys' Fees. If any legal action is instituted to enforce or interpret any term of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which that party may be entitled.

8.03 Entire Agreement. This Agreement supersedes any and all other agreements, written or oral, with respect to the employment of Employee by the Corporation and contains all of the covenants and agreements with respect to such employment. Any modification of this Agreement will be effective only if in writing and signed by the party to be charged.

8.04 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

8.05 Invalidity. If any provision hereof is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall continue in full force and effect without impairment.

8.06 Waiver. The failure of a party to insist on strict compliance with any term or condition hereof by the other party shall not be deemed a waiver of that term or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

Executed as of the date first written above.

GOLFGEAR INTERNATIONAL, INC.


By: /s/  Robert N. Weingarten
Robert N. Weingarten, Secretary

DONALD A. ANDERSON


/s/  Donald A. Anderson
Donald A. Anderson